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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             FORM 8-K CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                  June 28, 2002
                Date of Report (Date of earliest event reported)

                        Commission File Number 000-32743

                                  TELLIUM, INC.
             (Exact name of Registrant as specified in its charter)
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

                         Delaware                                                  22-3509099
     (State or other jurisdiction of incorporation or                 (IRS Employer Identification Number)
                       organization)
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                                2 Crescent Place
                        Oceanport, New Jersey 07757-0901
                                 (732) 923-4100
               (Address of principal executive offices) (Zip Code)
       Registrant's telephone number, including area code: (732) 923-4100




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Item 5.  Other Events

         Preliminary Financial Results

         On June 28, 2002, we announced the preliminary financial results of our second quarter ending June 30, 2002. We indicated that after two consecutive quarters of positive earnings on a pro forma cash basis (before non-cash charges related to equity issuances, stock-based compensation expense, depreciation, amortization, and one-time restructuring charges), we would have an estimated loss of $43 million to $46 million, or a $0.38 to $0.42 loss per basic and fully diluted share on a pro forma cash basis. Pro forma cash basis results will include inventory related charges in the amount of approximately $20 million.

         On a GAAP basis, including one time valuation and restructuring charges discussed below, we expect the net loss to be $215 million to $225 million, or a $1.90 to $1.95 loss per basic and fully diluted share.

         Revenues will be approximately $3 million, compared to $54.1 million for the quarter ending March 31, 2002. The continued deteriorating conditions in the telecommunications industry have contributed to our inability to secure additional customers and have caused purchases from current customers to decline.

         In a separate release on June 24, 2002, we announced a business restructuring which will result in a one time restructuring charge of approximately $7 million to $10 million in the June quarter associated with a workforce reduction. We also expect an additional $5 million to $7 million in charges related to the consolidation of corporate facilities to be included in the June quarter results. We expect the cash outlay for the majority of the restructuring costs to take place in the third quarter and ongoing quarterly operating costs to be reduced by $5 million to $7 million as a result of the restructuring.

         We also announced in the June 24, 2002 release that we are reviewing the current carrying value of certain assets on our balance sheet, including goodwill, intangible assets, deferred warrant charges and inventory. The preliminary results of an independent valuation

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analysis, combined with our in-depth analysis, reflect the potential write off of up to $165 million in non-cash charges related to these assets.

         "As the quarter progressed, we continued to see further deterioration in the carrier marketplace, both domestically and internationally. Our disappointing revenue levels for the quarter reflect the continued reluctance of our customers and target customers to outlay capital for their networks," said Harry Carr, chairman of the board and chief executive officer of Tellium. "We have taken the painful but necessary steps to resize our business to align our operating costs with a clearly reduced market in the near term."

Certain matters discussed in this Form 8-K are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current expectations, forecasts and assumptions of the company that involve risks and uncertainties. Forward-looking statements in this release include, but are not limited to: Tellium's estimated loss and loss per basic and diluted share on a pro forma cash basis and on a GAAP basis; the amount of revenues including second quarter revenues; cash position; inventory related charges; the amount of valuation and restructuring charges; our ability to maintain our technological edge in optical switching; our burn rate; financial condition; the amount of potential write off in non-cash charges; reduction in operating costs; ability to meet the challenges of the telecommunications market; ability to attract customers; ability to secure customer purchases; ability to maintain leadership position in the industry; ability to deliver better, faster and more cost-effective products to the marketplace; and all other statements that are not purely historical. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially including, without limitation, the risk that (1) we continue to incur significant losses in the future; (2) our limited operating history makes forecasting our future revenues and operating results difficult, which impairs our ability to manage our business; (3) we generate substantially all of our revenue from a limited number of customers; (4) we will not attract new customers; (5) customers fail to place expected orders for our products; (6) we are unable to reach commercially-acceptable contract terms with new customers;
(7) our revenues and operating results vary significantly from quarter to quarter, causing the price of our common stock to decline; (8) the selling prices of our products declines; (9) significant non-cash charges will affect our future operating results, causing the price of our common stock to decline;


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(10) general economic conditions or conditions within our industry continue to worsen or improve more slowly than we expect; (11) we experience volatility in our stock price; (12) errors or defects in our products are found only after full deployment in a customer's network; (13) our products are unable to operate within customer networks; (14) our products fail to meet contract specifications or industry standards that may emerge; (15) the optical switching market fails to develop as we expect; (16) we fail to develop new and enhanced products; (17) we are unable to increase market awareness and sales of our products; (18) we are unable to comply with government regulation; and (19) industry conditions and our workforce reductions could impact product development and existing customer contracts.

These and other factors and other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission, particularly the "Risk Factors" section of our annual and quarterly reports. The forward-looking statements in this Form 8-K are only made as of this date, and the company assumes no obligation to update the information included in this Form 8-K, whether as a result of new information, future events or otherwise.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                    TELLIUM, INC.

Dated: July 3, 2002

                                                    By: /s/ Michael J. Losch
                                                        ------------------------
                                                        Michael J. Losch
                                                        Chief Financial Officer